Exhibit 99.1

PRESS RELEASE

$US

Resolute Enters Into New ABL Credit Facility

MONTRÉAL, CANADA, May 26, 2015 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today announced that it has entered into a new five-year credit agreement for a senior secured asset-based revolving credit facility with an aggregate lender commitment of up to $600 million at any time outstanding, subject to borrowing base availability based on specified advance rates, eligibility criteria and customary reserves. This facility replaces the company’s previous $665 million senior secured asset-based revolving credit facility, originally dated as of December 9, 2010, which was simultaneously terminated.

“We took advantage of our strong financial position and attractive market conditions to replace the ABL with a facility that gives us more flexible terms and conditions, improves pricing, extends maturity and immediately lowers our cost of capital,” said Jo-Ann Longworth, senior vice president and chief financial officer. “This facility will support Resolute as we continue to execute on our growth and diversification initiatives for the future.”

The $600 million facility includes a $450 million tranche available to Resolute’s U.S. borrowers and its Canadian borrowers, as well as a $150 million tranche available only to its U.S. borrowers, in each case subject to the borrowing base availability of those borrowers. The facility includes a $60 million swingline sub-facility and a $200 million letter of credit sub-facility. The credit agreement also provides for an uncommitted ability to increase the revolving credit facility by up to $500 million, subject to certain terms and conditions.

As of today, the facility is completely undrawn, with the exception of approximately $37 million of undrawn ordinary course letters of credit. The new credit agreement contains customary covenants, representations and warranties and events of default for asset-based credit agreements of this type. As with the facility that it replaces, the company’s obligations under the facility are guaranteed by certain material subsidiaries and they are secured by first priority liens on accounts receivable, inventory and related assets.

The facility is provided by a syndicate of nine banks, with Bank of America, N.A., as U.S. administrative agent and collateral agent, and Bank of America, N.A. (through its Canada branch), as Canadian administrative agent. Bank of America Merrill Lynch and Bank of Montreal arranged the facility as joint lead arrangers and joint bookrunners; Barclays Bank and Wells Fargo also acted as joint lead arrangers and joint bookrunners.

Troutman Sanders LLP and McCarthy Tétrault LLP represented Resolute.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates some 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. In addition, the company and Richard Garneau, president and chief executive officer, have been named to Canada’s Clean50. And in January 2015, Resolute was awarded The New Economy magazine’s global Clean Tech Award for best forestry and paper solutions.

Contacts

Investors Rémi G. Lalonde Vice President & Treasurer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com